Exhibit 99.1

News	Contact: Heather Ferrante ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Fourth Quarter and Fiscal Year 2014 Results

Fiscal year 2014 revenues and Adjusted EBITDA hit record levels

Carlsbad, Calif. – May 20, 2014 – ViaSat Inc. (NASDAQ: VSAT), an innovator in satellite and other wireless networking systems and services, announced financial results for the fourth quarter and fiscal year 2014. ViaSat’s fiscal year 2014 results reflected strong growth. Revenues increased 21% to $1.4 billion and Adjusted EBITDA grew 35% to $221.2 million compared to last year. Net income attributable to ViaSat common stockholders rose to $0.44 per share on a non-GAAP diluted basis, or a loss of $0.21 per share on a diluted GAAP basis - compared to fiscal year 2013 net income of $0.02 and a loss of $0.94 per share, respectively.

Revenues for the fourth quarter increased 11% to $343.9 million and Adjusted EBITDA hit record levels, growing 41% to $57.4 million for the fourth quarter of fiscal year 2014 compared to the same period last year. New contract awards doubled to $454.0 million for the quarter compared to the same period last year. Non-GAAP diluted net income attributable to ViaSat common stockholders was $0.10 per share, or a loss of $0.08 per share on a diluted GAAP basis – compared to net income of $0.19 and $0.04 per share, respectively, for the fourth quarter of fiscal year 2013.

“Fiscal year 2014 was a momentous year,” said Mark Dankberg, CEO and chairman of ViaSat. “We made substantial progress in showing that our innovations in high-capacity satellite network technology have the potential to disrupt attractive markets in consumer broadband, mobile services such as in-flight Wi-Fi, and important government applications. We also achieved record revenues and Adjusted EBITDA, while simultaneously increasing discretionary spending in company-funded R&D, and legal expenses to protect that R&D, by nearly $50.0 million compared to the prior year. We began fiscal year 2014 by commencing construction of ViaSat-2, which we expect will extend the state of the art in satellite broadband. And we begin fiscal year 2015 with a landmark legal victory validating our role in creating the current state of the art, ViaSat-1. We’re excited about building on our momentum and the prospects for continued growth.”

Financial Results1

(In millions, except per share data)	Q4 FY14	Q4 FY13	FY14	FY13
Revenues	$343.9	$308.7	$1,351.5	$1,119.7
Adjusted EBITDA	$57.4	$40.8	$221.2	$163.3
Net (loss) income[2]	$(3.5)	$1.9	$(9.4)	$(41.2)
Diluted per share net (loss) income[2]	$(0.08)	$0.04	$(0.21)	$(0.94)
Non-GAAP net income[2]	$4.4	$8.8	$20.3	$0.9
Non-GAAP diluted per share net income[2]	$0.10	$0.19	$0.44	$0.02
Fully diluted weighted average shares[3]	46.3	45.9	45.7	43.9

New contract awards	$454.0	$227.1	$1,425.9	$1,373.4
Sales backlog[4]	$899.5	$851.9	$899.5	$851.9

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2014 ended on June 28, 2013, October 4, 2013, January 3, 2014, and April 4, 2014. This results in a 53 week fiscal year approximately every four to five years. Fiscal year 2014 was a 53 week year, compared with a 52 week year in fiscal year 2013. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2014 included an additional week. ViaSat does not believe that the extra week resulted in any material impact on its financial results.

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[2]	Attributable to ViaSat Inc. common stockholders.
[3]	As the fourth quarter of fiscal year 2014 and fiscal years 2014 and 2013 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.
[4]	Amounts include certain backlog adjustments due to contract changes and amendments.

Segment Results

(In millions)	Q4 FY14	Q4 FY13	FY14	FY13
Satellite Services
New contract awards	$230.8	$78.3	$526.2	$290.8
Revenues	$105.9	$78.6	$390.7	$277.0
Adjusted EBITDA	$25.5	$10.2	$84.4	$34.3

Commercial Networks
New contract awards	$152.8	$50.8	$388.6	$468.5
Revenues	$96.1	$83.6	$395.5	$314.9
Adjusted EBITDA	$1.9	$2.9	$24.0	$13.7

Government Systems
New contract awards	$70.4	$98.0	$511.1	$614.1
Revenues	$142.0	$146.4	$565.2	$527.8
Adjusted EBITDA	$30.2	$28.1	$113.6	$115.8

Satellite Services

Our Satellite Services segment reported revenues of $105.9 million for the fourth quarter of fiscal year 2014, an increase of 35% year-over-year. We ended the quarter with over 641,000 consumer broadband subscribers and performed over 75,500 installations, including new additions and migrations. Fourth quarter Satellite Services segment Adjusted EBITDA was $25.5 million, which more than doubled the amount reported for the same period last year, inclusive of substantial litigation costs and expenses to protect our high-capacity satellite system intellectual property. In fiscal year 2014, our litigation expenses to protect these technologies were nearly $25.0 million, and in April yielded a successful federal court verdict awarding ViaSat $283.0 million in patent infringement and breach of contract damages against Space Systems/Loral (SS/L). Fiscal year 2014 Satellite Services segment results also reflected strong year-over-year results, with revenue growth of 41% to $390.7 million and segment Adjusted EBITDA growth of 146% to $84.4 million, in spite of these substantial costs.

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Commercial Networks

Our Commercial Networks segment fourth quarter revenues reflected another period of strong performance, growing to $96.1 million, a 15% increase compared to the same period last year. Fiscal year 2014 revenues also grew significantly, increasing by $80.6 million to $395.5 million, or 26% from fiscal year 2013. Annual and quarterly revenues grew year-over-year for our Ka-band satellite network for NBN Co. in Australia, continuing deployment of our aeronautical mobile broadband systems, and our antenna systems programs as new order demand expands for specialized antennas with integrated networks. Segment Adjusted EBITDA results of $1.9 million for the fourth quarter were slightly lower compared to the same period last year, due to expanded investments in next-generation consumer broadband systems development, which grew over 300% year-over-year. Despite these expanded investments, fiscal year 2014 Commercial Networks segment revenue performance drove significant Adjusted EBITDA growth to $24.0 million, representing a 75% increase from fiscal year 2013.

Government Systems

Our Government Systems segment reported revenue of $142.0 million for the fourth quarter of fiscal year 2014, a decrease of $4.5 million compared to the same period last year, as completion of a Blue Force Tracking satellite service bandwidth contract partially offset growth in information assurance and security, broadband networking services for military customers, and advanced tactical radio and information distribution systems. Our revenues for fiscal year 2014 continued to remain strong in an otherwise challenging defense spending environment, increasing 7% from our fiscal year 2013 results. Segment Adjusted EBITDA was $30.2 million and $113.6 million for the quarter and fiscal year, respectively, reflecting a quarterly increase of 7% and a slight decrease of 2% in the fiscal year compared to the same periods last year. Our fiscal year 2014 Government Systems segment results also included significant growth in development activities, up 43% from fiscal year 2013, with continuing government mobility networks expansion and broadening opportunities such as dual-band terminal systems.

Selected Fiscal Fourth Quarter Business Highlights

•	Subsequent to fiscal year end, on April 24, a federal court jury found that SS/L infringed three ViaSat patents relating to our groundbreaking invention of the ViaSat-1 high-capacity satellite system and breached the non-disclosure agreement and manufacturing contract between the parties. The jury awarded ViaSat $283.0 million in damages.

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•	Xplornet Communications Inc. agreed to purchase all of the residential capacity covering Canada on the ViaSat-2 satellite, which is scheduled for launch in mid-2016. The initial contract value is $228.0 million, with a value up to $275.0 million depending on options. The commitment is for the life of the satellite and includes network operations, annual network maintenance, gateways, and ground equipment.

•	Announced integration of defense-grade cyber and information security technologies into the family of Samsung KNOX™-enabled mobile devices to provide a secure enterprise service.

•	EL AL agreed to be the launch customer in Europe for Exede® In The Air in-flight Internet service on EL AL Boeing 737s flying routes between Tel Aviv and several European cities.

•	Frost & Sullivan recognized ViaSat with the 2013 North American Ka-band Technology Leadership Award for demonstrating outstanding achievement and superior performance in areas such as leadership, technological innovation, customer service, and strategic product development.

•	Provided Exede Enterprise satellite services for course-wide tournament operations networking at the PGA Tour’s Farmers Insurance Open for organizer Century Club of San Diego, and hosted active duty military men and women at the golf tournament as the Presenting Sponsor of the Patriots’ Outpost.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to future earnings, performance and growth opportunities, including with respect to building momentum, prospects for growth, and extending the state of the art in satellite broadband. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 satellite; unexpected expenses related to the satellite project; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all, including with respect to the ViaSat-2 satellite system; risks associated with the construction, launch and operation of ViaSat-2 and our other satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to successfully develop, introduce and sell new technologies, products and services; negative audits by the U.S. government; continued turmoil in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition and other

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factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

Conference Call

ViaSat will host a conference call to discuss the fiscal year 2014 fourth quarter results at 5:00 p.m. Eastern Time on Tuesday, May 20, 2014. The dial-in number is (877) 640-9809 in the U.S. and (914) 495-8528 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Tuesday, May 20 until midnight on Wednesday, May 21 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers, and entering the conference ID 47701203. You can also access our conference call webcast and other material financial information discussed on our conference call on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.

About ViaSat (www.viasat.com)

ViaSat delivers fast, secure communications, Internet, and network access to virtually any location for consumers, governments, enterprises, and the military. The company offers fixed and mobile satellite network services including Exede Internet, which features ViaSat-1, the world’s highest capacity satellite; service to more than 3,000 mobile platforms, including Yonder® Ku-band mobile service; satellite broadband networking systems; and network-centric military communication systems and cybersecurity products for the U.S. and allied governments. ViaSat also offers communication system design and a number of complementary products and technologies. Based in Carlsbad, California, ViaSat employs over 3,100 people in a number of locations worldwide for technology development, customer service, and network operations.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the

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investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Exede and Yonder are registered trademarks of ViaSat Inc.

Knox is a trademark of Samsung Electronics Co., Ltd.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	April 4, 2014	March 29, 2013	April 4, 2014	March 29, 2013
Revenues:
Product revenues	$199,340	$183,519	$785,738	$664,417
Service revenues	144,584	125,144	565,724	455,273

Total revenues	343,924	308,663	1,351,462	1,119,690
Operating expenses:
Cost of product revenues	144,338	135,253	571,855	484,973
Cost of service revenues	106,415	97,092	419,425	363,188
Selling, general and administrative	74,059	68,070	281,533	240,859
Independent research and development	16,586	11,709	60,736	35,448
Amortization of acquired intangible assets	3,665	3,519	14,614	15,584

(Loss) income from operations	(1,139)	(6,980)	3,299	(20,362)
Interest expense, net	(8,730)	(10,192)	(37,903)	(43,820)
Loss on extinguishment of debt	—	—	—	(26,501)

Loss before income taxes	(9,869)	(17,172)	(34,604)	(90,683)
Benefit from income taxes	(6,378)	(19,447)	(25,947)	(50,054)

Net (loss) income	(3,491)	2,275	(8,657)	(40,629)
Less: Net income attributable to the noncontrolling interest, net of tax	25	344	789	543

Net (loss) income attributable to ViaSat Inc.	$(3,516)	$1,931	$(9,446)	$(41,172)

Diluted net (loss) income per share attributable to ViaSat Inc. common stockholders	$(0.08)	$0.04	$(0.21)	$(0.94)

Diluted common equivalent shares	46,259	45,943	45,744	43,931

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

	Three months ended		Twelve months ended
	April 4, 2014	March 29, 2013	April 4, 2014	March 29, 2013
GAAP net (loss) income attributable to ViaSat Inc.	$(3,516)	$1,931	$(9,446)	$(41,172)
Amortization of acquired intangible assets	3,665	3,519	14,614	15,584
Stock-based compensation expense	9,274	7,625	33,639	27,035
Loss on extinguishment of debt	—	—	—	26,501
Income tax effect	(4,982)	(4,318)	(18,530)	(27,047)

Non-GAAP net income attributable to ViaSat Inc.	$4,441	$8,757	$20,277	$901

Non-GAAP diluted net income per share attributable to ViaSat Inc. common stockholders	$0.10	$0.19	$0.44	$0.02

Diluted common equivalent shares	46,259	45,943	45,744	43,931

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

	Three months ended		Twelve months ended
	April 4, 2014	March 29, 2013	April 4, 2014	March 29, 2013
GAAP net (loss) income attributable to ViaSat Inc.	$(3,516)	$1,931	$(9,446)	$(41,172)
Benefit from income taxes	(6,378)	(19,447)	(25,947)	(50,054)
Interest expense, net	8,730	10,192	37,903	43,820
Depreciation and amortization	49,313	40,454	185,064	157,171
Stock-based compensation expense	9,274	7,625	33,639	27,035
Loss on extinguishment of debt	—	—	—	26,501

Adjusted EBITDA	$57,423	$40,755	$221,213	$163,301

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended April 4, 2014				Three months ended March 29, 2013
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(8,614)	$(8,576)	$19,716	$2,526	$(18,927)	$(3,775)	$19,241	$(3,461)
Depreciation *	30,704	4,399	6,244	41,347	26,336	3,207	5,593	35,136
Stock-based compensation expense	2,021	3,610	3,643	9,274	1,523	2,898	3,204	7,625
Other amortization	1,347	2,420	551	4,318	1,249	532	70	1,851

Adjusted EBITDA before other	$25,458	$1,853	$30,154	57,465	$10,181	$2,862	$28,108	41,151

Other				(42)				(396)

Adjusted EBITDA				$57,423				$40,755

	Twelve months ended April 4, 2014				Twelve months ended March 29, 2013
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(45,991)	$(12,134)	$76,038	$17,913	$(79,172)	$(11,079)	$85,473	$(4,778)
Depreciation *	119,360	16,747	22,982	159,089	103,943	11,283	18,907	134,133
Stock-based compensation expense	7,148	13,184	13,307	33,639	5,616	10,163	11,256	27,035
Other amortization	3,874	6,241	1,243	11,358	3,911	3,347	213	7,471

Adjusted EBITDA before other	$84,391	$24,038	$113,570	221,999	$34,298	$13,714	$115,849	163,861

Other				(786)				(560)

Adjusted EBITDA				$221,213				$163,301

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

	As of	As of		As of	As of
Assets	April 4, 2014	March 29, 2013	Liabilities and Equity	April 4, 2014	March 29, 2013
Current assets:			Current liabilities:
Cash and cash equivalents	$58,347	$105,738	Accounts payable	$98,852	$83,009
Accounts receivable, net	271,891	266,970	Accrued liabilities	174,118	161,909
Inventories	119,601	106,281	Current portion of other long-term debt	1,856	2,230

Deferred income taxes	37,712	25,065	Total current liabilities	274,826	247,148
Prepaid expenses and other current assets	44,070	40,819	Senior Notes, net	583,861	584,993

Total current assets	531,621	544,873	Other long-term debt	105,900	1,456
			Other liabilities	48,893	52,640

Property, equipment and satellites, net	1,052,502	913,781	Total liabilities	1,013,480	886,237

Other acquired intangible assets, net	35,397	47,170	Total ViaSat Inc. stockholders’ equity	941,012	903,001
Goodwill	83,627	83,000	Noncontrolling interest in subsidiary	5,623	4,834

Other assets	256,968	205,248	Total equity	946,635	907,835

Total assets	$1,960,115	$1,794,072	Total liabilities and equity	$1,960,115	$1,794,072